Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated November 25, 2014, with respect to the financial statements of Canyon Fuel Company, LLC included in the Registration Statement and related Prospectus of Bowie Resource Partners LP dated June 19, 2015.

/s/ Coulter & Justus, PC

Knoxville, Tennessee
June 19, 2015